U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                   REGISTRATION STATEMENT UNDER THE SECURITIES
                             ACT OF 1933, AS AMENDED


                        Transax International Limited.
                           -------------------------
       (Exact name of small business issuer as specified in its charter)

                       COLORADO                       84-1304106
               ------------------------ 	-----------------------
           (State or other jurisdiction of          (I.R.S. Employer
           incorporation of organization)         Identification No.)

                           7545 Irvine Centre Drive,
                                   Suite 200
                              Irvine, CA 92618
                        -------------------------------
                   (Address of Principal Executive Offices)

                                      N/A
                       ------------------------------
    (Former name, address and fiscal year, if changed since last report)


            Stock Option Plan for Transax International Limited.
                     ------------------------------------
                           (Full title of the plan)


                               Diane D. Dalmy
                               Attorney at Law
                            8965 W. Cornell Place
                          Lakewood, Colorado, 80227
                    -------------------------------------
                   (Name and address of agent for service)

                                303.985.9324
                    --------------------------------------
        (Telephone number, including area code,of agent for service)


                        CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________
                              Proposed         Proposed
Title of                      maximum          maximum
Securities  	Amount        offering         aggregate	 Amount of
To be       	to be         price            offering		 registration
Registered  	Registered    per share        price fee
                              (1)              (2)
Common Stock	2,500,000     $0.25            $625,000		 $79.25
                                                        	 $79.25
_______________________________________________________________________________
(1)
 Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"). The Proposed maximum offering price per share was determined by the Board of Directors of Transax international Limited (the "Company") and set contractually. As of the date of this registration statement (the "Registration Statement") 7,000,000 stock options (the "Stock Options") have been issued by the Company under its present "Stock Option Plan" (the "Stock Option Plan"), including 2,500,000 in accordance with this Registration Statement.

(2)
 This  Registration  Statement  relates  to  such  indeterminate   number  of
additional shares of Common Stock of the Company as may be issuable as a result of stock splits, stock dividends or similar transactions.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with or furnished to the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

(i)	    the  latest  annual  report  of  the  Company  filed  on Form 10KSB
    	    pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(ii) 	    all  other  reports filed by the Company pursuant to Sections 13(a)
      	    or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in (a) above;

(iii)	    the registration  statement  of  the  Company  filed  on Form 10-SB
	    pursuant to Section 12(g) of the Exchange Act; and

(iv)	    the   description   of   securities   which  is  contained  in  the
	    registration statement on Form 10-SB filed by the Company pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which either indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities being registered will be passed upon by Diane D. Dalmy, Esq., General Counsel to the Company, of 8965 W. Cornell Place, Lakewood, Colorado, 80227.

None of the experts named in this Registration Statement as having prepared or certified a report, or counsel for the Company named in the Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The applicable laws of Colorado, the Company's Articles of Incorporation and the Company's Bylaws permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act.

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if: (a) the person conducted him/herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

It should be noted, however, that under Section 7-109-102(4), a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103 a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's Articles of Incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's Articles of Incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director.

A corporation may also indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Under Section 7-109-108 a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers of the Company as to which indemnification is being sought.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

In the event certain Stock Options issued under the Company's Stock Option Plan are not registered pursuant to this Registration Statement, the shares of Common Stock to be issued pursuant to an exercise of such Stock Option shall be issued in reliance upon the exemption from the registration requirements of the Securities Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

In such event each optionee, as a condition of exercise, shall represent, warrant and agree in a form of written certificate approved by the Company that: (i) all shares of Common Stock are being acquired solely for his own account and not on behalf of any other person or entity; (ii) no shares of Common Stock will be sold or otherwise distributed in violation of the Securities Act or any other applicable federal or state securities laws; and
(iii) if he is subject to reporting requirements under Section 16(a) of the Exchange Act, he will: (a) furnish the Company with a copy of each Form 4 filed by him; (b) timely file all reports required under the federal securities laws; and (iv) he will report all sales of shares of Common Stock to the Company in writing.

ITEM 8. EXHIBITS.

      The  following  documents  are  filed  as  exhibits  to this Registration
Statement:

      5.1 Opinion of Diane D. Dalmy, as counsel to the Company, regarding the legality of the securities being registered.

      23.1 Consent of Diane D. Dalmy, as counsel to the Company, included in the Opinion as exhibit 5.1.

      23.2  Consent of Moore Stephens,  as independent public accountants.

      99.1  Stock Option Plan.

ITEM 9. UNDERTAKINGS.

The undersigned Company (herein also the "Registrant") hereby undertakes to deliver or cause to be delivered with this Registration Statement to each employee to whom the Registration Statement is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the Registration Statement that it will promptly furnish, without charge, a copy of such report on written request of the employee.

The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the Stock Option Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

The undersigned Registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, if applicable, to include any material information with respect to the Stock Option Plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, on November 29, 2004.

                                        TRANSAX INTERNATIONAL LIMITED

                                        /s/ Stephen Walters
                              By:   _____________________________
                              Stephen Walters, President, CEO and Director

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature                     Title                  	      Date

/s/ Stephen Walters           President, CEO and Director     November 30, 2004
____________________________


/s/ Laurie Bewes              Director 		              November 30, 2004
____________________________


/s/ David Bouzaid             Director                        November 30, 2004
____________________________








                                 EXHIBIT 5.1

                                DIANE D. DALMY
                                ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                           LAKEWOOD, COLORADO, 80227
                                  303.985.9324
                            303.988.6954 (facsimile)
                          email: ddalmy@earthlink.net



November 23, 2004

Transax International Limited
200 - 7545 Irvine Centre Drive
Irvine, CA., 92618

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

Please be advised that I have been engaged as counsel to Transax International Limited (the "Company")) in connection with preparation of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement"). The Registration Statement pertains to the registration of 2,500,000 shares of the Company's Common Stock, par value $0.00001, for the issuance pursuant to the terms and provisions of the Stock Option Plan of the Company (the "Stock Option Plan").

In connection with this opinion, I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of the opinion hereinafter expressed including, but not limited to, the following: (i) the Registration Statement on Form S-8;
(ii) the Articles of Incorporation and the Bylaws of the Company, as amended and currently in effect; (iii) the Stock Option Plan and associated documents;
(iv) certain resolutions of the Board of Directors of the Company relating to the adoption of the Stock Option Plan and other transactions contemplated by the Registration Statement; and (v) such other documents as I have deemed necessary or appropriate as a basis for this opinion. I have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies.

Based upon the foregoing, I am of the opinion that the shares of Common Stock, when issued and sold in accordance with the terms of the Stock Option Plan, will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Colorado and the opinions expressed herein are limited to the corporate laws of Colorado pertaining to matters such as the issuance of stock, but not including the "securities" or "blue sky" laws of various states.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Diane D. Dalmy
________________

                                 EXHIBIT 23.2

                                  Letter head

November  16, 2004

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Transax International Limited - Form S-8 Registration of 2,500,000 shares of common stock

Dear Sir/Madame:

We hereby consent to the incorporation by reference therein of our Auditors' Report dated April 9, 2004 to the Stockholders and Board of Directors with respect to the consolidated financial statements of the Company included in its annual report filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2003 on Form 10-KSB.

Sincerely,


Moore Stephens, P.C.